UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 _______________________________
FORM 8-K
__________________________
 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2020
_______________________________
NanoString Technologies, Inc.
(Exact name of registrant as specified in its charter)
  ________________________________

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North
Seattle, Washington 98109
(Address of principal executive offices, including zip code)

(206) 378-6266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NSTG	The NASDAQ Stock Market LLC (The NASDAQ Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act).   ☐
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 11, 2020, the compensation committee (“Committee”) of the board of directors (“Board”) of NanoString Technologies, Inc. (the “Company”) approved 2019 non-equity incentive plan compensation and 2020 base salaries for each of the Company’s named executive officers. For additional information, please see the section captioned “Executive Compensation” of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2019.

Named Executive Officer	Title	2019 Non-Equity Incentive Plan Compensation	Annual Base Salary[1]
R. Bradley Gray	President and Chief Executive Officer	$499,800	$618,000
K. Thomas Bailey	Chief Financial Officer	191,675	422,000
Joseph M. Beechem	Senior Vice President, Research and Development	194,538	407,000
J. Chad Brown	Senior Vice President, Sales and Marketing	195,525	407,000
David W. Ghesquiere	Senior Vice President, Corporate and Business Development	188,381	394,500
Mary Tedd Allen[2]	Senior Vice President, Special Initiatives	162,525	330,000
(1) Effective as of March 1, 2020.
(2) As previously disclosed, Dr. Allen is retiring from the Company, effective March 27, 2020. Dr. Allen’s annual base salary reported in the table above remains unchanged from the prior year.
On February 11, 2020, the Committee approved the structure and target bonus levels under the Company’s 2020 non-equity incentive plan. Under the Company’s 2020 non-equity incentive plan, Mr. Gray is eligible to receive a bonus of up to 85% of his base salary, and Messrs. Bailey, Beechem, Brown and Ghesquiere are eligible to receive bonuses of up to 50% of their base salaries. Mr. Gray’s bonus is based solely on corporate goals. The bonuses for Messrs. Bailey, Beechem and Ghesquiere are based 75% on corporate goals and 25% on individual goals. The bonus for Mr. Brown is based 50% on corporate goals and 50% on individual goals. In light of Dr. Allen’s upcoming retirement, she will not be included in the 2020 non-equity incentive plan.
On February 16, 2020, following recommendation from the Committee, the Board approved the 2020 corporate goals, which include achieving product and service revenue and growth targets; advancing development of new products; accelerating the adoption of and expanding the markets for the GeoMx Digital Spatial Profiler; and achievement of cash position goals and other financial targets.
Amendment to Employment Agreements
In addition, on February 11, 2020, the Committee approved an amendment to the employment agreements of our named executive officers, other than Dr. Allen. The Committee reviewed an analysis of current market practice with respect to severance arrangements in our compensation peer group prepared by our independent compensation consultant. As a result of this review, the Committee recommended that we enter into the employment agreement amendments to adjust severance payments to our executives, including our named executive officers other than Dr. Allen, in connection with certain terminations of their employment, and the tax treatments of such severance payments, to align our practices more closely with our compensation peer group.
Specifically, each of the amendments provides that, upon termination without cause or resignation for good reason, in each case, not in connection with a change in control transaction, such impacted executive will be entitled to receive paid premiums under COBRA for up to six months (or, in the case of Mr. Gray, our chief executive officer, paid premiums under COBRA for up to 12 months). The amendments for Messrs. Gray, Beechem and Ghesquiere also add a Section 280G “best results” provision pursuant to which, if the severance payments or other benefits payable to the executive constitute “parachute payments” under Section 280G of the Internal Revenue Code, the executive’s severance and other benefits will be either (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the executive on an after-tax basis of the greatest amount of benefits. The existing employment agreements for Messrs. Bailey and Brown already contain this “best results” provision. Except for the revisions noted, each executive’s existing employment agreement will remain in full force and effect, including the severance benefits related to a change in control transaction. The foregoing description of the employment agreement amendments does not purport to be complete and is qualified in its entirety by reference to the form of amendment to employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. These terms will be reflected in each executive officer’s employment agreement amendment, to be entered into with each of the executives on or about February 24, 2020.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Form of Executive Employment Agreement Amendment.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

Date:	February 18, 2020	By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer